Exhibit 10

Agreement on the Exploitation of Patent Powers

Entered into by and between

VIDATECH Technológiai Kutató, Fejlesztő és Szolgáltató Kft.

1095 Budapest, Soroksári út 94-96.,
company registration No.: 01-09-870107,
represented by: ROZSNYAY Viktor and KUN Dániel Jr, Managing Directors, as Entitled Party,
on the one hand,
and

FIRELESS Kereskedelmi Kft.

1132 Budapest, Victor Hugo utca 18-22.,
company registration No.: 01-09-903867,
represented by KLAUSZ Attila,
as Exploiter,
on the other hand,
on the agreement replacing the Agreement on the Exploitation of the Invention Named “Fireproof Liquid and Method”, concluded by and between them on 24 September 2008:

Filename:  Exhibit 10 - Licensing agreement between Vidatech Kft and FireLESS Ltd. for the commercialisation of FireSAFE technology.doc

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FIRELESS KFT.

1.
The Contracting Parties lay down that the Entitled Party submitted a patent application to the Hungarian Patent Office on 5 November 2007 for patenting the invention named “Fireproof Liquid and method” (hereinafter: Invention), which was filed under No. 0726068 and its case number is P-07-00710. The Entitled Party declares that it paid in due time the required fees and costs becoming mature for the conduction of the patenting process.

The Entitled Party undertakes the obligation to pay in due time also the fees and costs becoming mature in the future.

Furthermore, the Contracting Parties lay down that the patent protection has not yet been registered.

2.
The Entitled Party transfers the exploitation of the Invention for all items of claim, without any temporal or territorial restriction, to the Exploiter, who shall be entitled to exploit it in any possible ways and to any possible extents.

As a consideration for the unrestricted and exclusive right of exploitation of the Invention the Exploiter shall pay gross HUF 8,000,000.-, say Eight million Forints to the Entitled Party in such a manner that the Exploiter transfers it to the bank account No. 10104167-57302700-01000003 of the Entitled Party kept with Budapest Bank within 5 business days reckoned from the execution of this Agreement.

The right of exploitation shall be registered in the patent register.

3.
After the payment of the first instalment of the fee the Entitled Party allows the Exploiter full and unrestricted inspection of all documents relating to the Invention, produced so far, and informs the Exploiter on the rights relating to the Invention and on all important circumstances that may affect the exploitation thereof. Furthermore, the Entitled Party shall hand over its economical, technical and organisational knowledge as well as those relating to production and manufacture, relating to the implementation of the Invention. The Entitled Party undertakes warranty for that the Invention can be realised on the basis of the documents and data handed over. The Entitled Party shall issue a written declaration on the completeness of the handover.

On the basis of the knowledge delivered the Exploiter shall check the effect, hindering the spreading of fire, of the Invention in such a manner that it calls upon the competent organ of the Disaster Prevention Authority to carry out the test. It is a condition of the test that the Exploiter produces the Invention on the basis of the documents and knowledge delivered by the Entitled Party. The test shall be carried out with the material produced by the Exploiter, according to the prescription of the relevant European standards, and it shall be deemed to be successful, if the pile handled with the material, located at a 20-centimetre distance from a standard pile of 50 centimetres, will not catch fire after setting the standard pile on fire, until the full burning out of it. The fire of the burning pile will be deflected towards the handled pile with the help of a fan. The Exploiter shall carry out the test and notify the Entitled Party of the result thereof no later than by 30 September 2008. In the event of the failure of the test the Exploiter will set a deadline in a notice for the correction of the defect, after the unsuccessful elapse thereof it shall be entitled to withdraw from the agreement.

Filename:  Exhibit 10 - Licensing agreement between Vidatech Kft and FireLESS Ltd. for the commercialisation of FireSAFE technology.doc

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FIRELESS KFT.

4.
The Entitled Party undertakes warranty for that no third party has or may have any right or rightful interest during the term of the Exploitation Agreement, which may prevent or restrict the exploitation.

5.
The Entitled Party undertakes warranty for that the Invention can be realised technically and the total average wholesale purchase price of all materials required for the production thereof does not exceed gross HUF 200 per litre upon the execution of the Agreement.

6.	The Exploiter shall be entitled to termination by notice with immediate effect in the event of the violation of the warranty rights set out in Clauses 4 and 5.

7.
The Exploiter acquires exclusive right to the exploitation of the Invention and the Contracting Parties expressly exclude that the Entitled Party itself exploits the Invention beside the exclusivity. The Entitled Party acquires the right to the own utilisation of the Invention, if the Exploiter will not be profitable or does not pay dividend even in the third year following the commencement of the operation.

8.	The Entitled Party expressly consents to that the Exploiter assigns its rights to third parties without any restriction and grants them licence for the exploitation of the Invention.

9.	It is the common obligation of the Contracting Parties to provide for the maintenance of the patent during the full term of the Exploitation Agreement.

10.	After the successful completion of the check set out in paragraph two of Clause 3, the Exploiter shall, in the interest of making the Invention marketable:

•
carry out all tests and experiments which are required to elaborate the production technology, the method of storage and transportation of the Invention, which can be deemed to be successful, if the mass production of the Invention can be secured in a constant quality and its storage and transportation are solved without the deterioration of quality,

•	carry out the experiments for the elaboration of the appropriate methods of utilisation, in order to acquire the required knowledge and to look for the appropriate means required for the utilisation,

•	look for similar products in the interest of the comparability of the Invention and compare the characteristics, prices and market penetration thereof to the Invention,

•	carry out market research on the expectable areas of utilisation,

•	acquire the licences required for the production and utilisation.

11.
The Contracting Parties lay down that the Invention may primarily be used in the course of the protection against forest fires and similar fires of large extent. Therefore the experiments defined in Clause 10 shall primarily serve this purpose, not excluding the other possibilities of utilisation and exploitation.

Filename:  Exhibit 10 - Licensing agreement between Vidatech Kft and FireLESS Ltd. for the commercialisation of FireSAFE technology.doc

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FIRELESS KFT.

12.
The Exploiter is entitled to interrupt the execution of the tasks defined in Clause 10, if it can be stated unambiguously that the Invention is economically not suitable for the protection against forest fires or other fires of large extent. The Entitled Party shall be notified thereof immediately in writing and it shall initiate the re-negotiation of the conditions of the Agreement. Should the negotiations bring no result, then the Entitled Party shall become entitled to withdraw from the further performance of the Agreement.

The Contracting Parties deem the Invention unsuitable for the tasks defined in Clause 11, if

•	the Invention does not show any valuable fire prevention effect and this is certified by expert opinion,

•	the storage of the Invention and transportation thereof to the place of utilisation cannot be secured without the deterioration of quality,

•	the Invention has a toxic or other effect harmful for the environment in the course of the use in the nature, due to which the licence for manufacture and distribution cannot be issued,

•	the costs of mass production are so high that the potential customers are unwilling or incapable to pay it according to the data of market research,

•
there is another product introduced for similar function on the market, compared to which the Invention does not mean any valuable advantage, the lack of market introduction would in turn highly increase the costs.

13.
After the successful completion of the tasks listed in Clause 10 the Contracting Parties shall commence negotiation on the further amount of the exploitation fee, which shall be fixed subject to the expectable sales, but in an amount of no more than gross HUF 10,000,000.

After the successful completion of the tasks listed in Clause 10 the Exploiter shall reimburse the Entitled Party for the costs of the maintenance of the patent protection of the Invention against an invoice. The Contracting Parties may also agree that, after the fulfilment of the condition, the costs of the maintenance of the patent shall be borne directly by the Exploiter.

14.
If the registration of the patent protection of the Invention becomes impossible either in Hungary or outside Hungary, then the Exploiter is entitled to terminate the Agreement by notice with immediate effect. In the event of the termination by notice the Contracting Parties shall settle accounts with each other. If the gross sales revenue of the exploitation of the Invention amounts to at least HUF 30,000,000 until the date of the termination by notice, then the Parties are not charged by any other payment obligation over and above the mutual payment of the invoices issued already. If the demonstrable gross price revenue does not reach HUF 30,000,000, then the Entitled Party shall pay the Exploiter the difference, but not exceeding the amount (exploitation fees, fees of the maintenance of patent) paid until the termination of the Agreement. The Contracting Parties shall make an agreement on the deadline of repayment, which, however, may not be longer than one year.

Filename:  Exhibit 10 - Licensing agreement between Vidatech Kft and FireLESS Ltd. for the commercialisation of FireSAFE technology.doc

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FIRELESS KFT.

In the event of impossibility of the patent registration of the Invention the Entitled Party may offer the Exploiter also the exploitation of another Invention being in its possession, which, however, the Exploiter is not obliged to accept.

15.
The Contracting Parties oblige themselves to sign the declarations required for the registration in the patent register of the exploitation right of the Exploiter, and to make immediately any further declarations required in the course of the patent proceeding.

16.
The Contracting Parties lay down that by signing this Agreement the agreement signed by them on 24 September 2008 on the exploitation of the Invention shall cease to be in force and exclusively this Agreement shall apply with regard to the exploitation of the Invention.

In the issues not regulated in the Agreement the provisions of Act XXXIII of 1995, as well as those of the [Hungarian] Civil Code shall be governing.

After having read and interpreted it, the Contracting Parties, having the required authorisation, sign this Agreement, consisting of 5 numbered pages, as a legal declaration in full conformity with their will.

Budapest, 14 October 2008

Entitled Party	Exploiter

Countersigned by:	Countersigned by:

Dr SZILÁGYI Gábor, Attorney-at-Law in the representation of VIDATECH Kft.	Dr RÁBOCZKI András, Attorney-at-Law in the representation of FIRELESS Kft.

Filename:  Exhibit 10 - Licensing agreement between Vidatech Kft and FireLESS Ltd. for the commercialisation of FireSAFE technology.doc

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